Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. ANNOUNCES 2008 GUIDANCE
Tempe, AZ — December 13, 2007 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported that it expects continued growth and improved operating results in 2008.
Management is projecting that for 2008:
•	Leasing revenues should be between $312 million and $325 million;
•	EBITDA should be in the $136 million to $143 million range; and
•	Diluted earnings per share are anticipated to be between $1.50 and $1.60.
     These results can be achieved with capital expenditures of between $75 million and $115 million.
As previously announced, for 2007, Mobile Mini’s pro forma guidance anticipates:
•	Leasing revenues of between $286 million and $286.5 million;
•	EBITDA in the $130 million to $131 million range; and
•	Diluted earnings per share of between $1.39 and $1.41.
Pro forma EBITDA and earnings per share guidance excludes approximately $11.2 million of debt extinguishment expense related to the early retirement in May 2007 of the Company’s 9.5% Senior Notes. EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 164,000 portable storage units and portable offices with 66 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding revenue, EBITDA and earnings estimates for 2007 and 2008, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Among the risks and uncertainties that may affect future results are those that are described from time to time in the Company’s SEC filings. Forward-looking statements represent the judgment of the Company, as of the date of they are made (in this instance, the date of this release), and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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